EXHIBIT 10.44

TERMINATION OF TAX EQUALIZATION

June 20, 2017

Personal & Confidential
Elias Diaz-Sese
The TDL Group Corp.

Dear Elias:

Subject to your agreement to the terms and conditions set forth in this letter, the tax equalization arrangement described in the Confirmation of Tax Equalization letter between the Company and you, dated July 1, 2015 (the “Equalization Letter”), is hereby terminated. All capitalized terms not defined in this letter shall have the meanings assigned to them in the Equalization Letter.

You agree that any and all Refunds associated with the taxes paid by BKAP or any of its affiliates in connection with the Deemed Exercise shall belong to BKAP. You agree to cooperate with BKAP in applying for any such Refunds, including but not limited to completing all necessary paperwork, assigning to BKAP your rights in and to such Refunds and designating BKAP or any of its designated affiliates as your attorney in fact to apply for such Refunds.

This letter and all of your obligations hereunder shall survive the termination of your employment with TDL.

Please sign a copy of this letter where indicated below to evidence your agreement to the terms and conditions set forth in this letter. If you should have any questions regarding this matter, please do not hesitate to contact me.

Sincerely,

/s/ Heitor Goncalvez _______________
Heitor Goncalves
Chief People Officer

Agreed and accepted, this 19th day of June, 2017

/s/ Elias Diaz-Sese__________________
Elias Diaz-Sese

Acknowledgment

BK AsiaPac, Pte., Ltd. hereby acknowledges and agrees to the terms and conditions set forth in the foregoing letter, effective as of the date set forth above.

BK AsiaPac, Pte. Ltd.

By: _/s/ Bryce Kaff__________
Name: _Bryce Kaff__________
Title: _Head of Operations Excellence, BK APAC